Exhibit 5.1

August 24 2016

NGL Energy Partners LP

6120 S. Yale Avenue, Suite 805

Tulsa, Oklahoma  74136

Re:          Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the offer and sale by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $200,000,000 (the “Common Units”) on terms to be determined at the time of the offering thereof, pursuant to a registration statement on Form S-3 (Registration No. 333-212316) filed with the Commission on June 29, 2016, and declared effective by the Commission on July 27, 2016 (the “Registration Statement”).  A prospectus supplement dated, August 24, 2016 (the “Prospectus Supplement”), which together with the prospectus filed with the Registration Statement constitute the “Prospectus”, will be filed with the Commission pursuant to Rule 424(b) promulgated under the Act.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

It is understood that the opinions set forth below are to be used only in connection with the offer, issuance and sale of the Common Units while the Registration Statement is in effect.

In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership of the Partnership, as in effect on the date hereof, (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as in effect on the date hereof (together with the Certificate of Limited Partnership, the “Organizational Documents”), (iii) the Prospectus Supplement, (iv) the Prospectus, (v) the Equity Distribution Agreement dated August 24, 2016 (the “Equity Distribution Agreement”) by and among the Partnership, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and Credit Suisse Securities (USA) LLC and (vi) resolutions of the Board of Directors and Pricing Committee of NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), approving and authorizing, among other things, the Registration Statement and other matters relating to the offering of the Common Units (the “Resolutions”). We are familiar with the various proceedings heretofore taken and additional proceedings proposed to be taken by the Partnership in connection with the authorization, registration, issuance and sale of the Common Units.  We have also examined originals, or copies certified to our satisfaction, of such records of the Partnership and the General Partner and other instruments, certificates of public officials and representatives of the Partnership and the General Partner and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We also have assumed that the Partnership will remain validly existing and in good standing under the laws of the State of Delaware.  As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Partnership.

On the basis of the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Partnership has taken all action necessary to approve the final terms of the issuance and sale of the Common Units under the Equity Distribution Agreement, the Prospectus Supplement, the Prospectus and the Resolutions, and the Partnership has received the consideration therefor, such Common Units will be validly issued, and under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

The opinions expressed herein are based upon and limited to the Delaware Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and Prospectus.  In giving such consent, we do not thereby admit that we are experts within the meaning of the Act or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP